Exhibit 10.3
SUBSCRIPTION AGREEMENT
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
The undersigned (the “Investor”) hereby confirms its agreement with comScore, Inc., a Delaware corporation (the “Issuer”), as follows:
1.This Subscription Agreement (this “Agreement”), is made as of the date set forth below between the Issuer and the Investor.
2.Agreement to Sell and Purchase the Securities. Subject to the terms and conditions set forth in this Agreement, in exchange for (i) Investor’s irrevocable and unconditional waiver of its right to receive (a) the Annual Dividends (as defined in the Certificate of Designations) accrued through, but excluding, June 30, 2023, that would have been payable to such Investor pursuant to Section 4(c) of the Certificate of Designations on June 30, 2023 (the “2023 Dividends”), (b) the Annual Dividends accrued from June 30, 2023 through, but excluding, June 30, 2024, that would have been payable to such Investor pursuant to Section 4(c) of the Certificate of Designations on June 30, 2024 (the “2024 Dividends”) and (c) all amounts accrued and accumulated on the 2023 Dividends and 2024 Dividends from and including their respective Dividend Payment Dates (as defined in the Certificate of Designations) pursuant to Section 4(c) of the Certificate of Designations (the amounts in clauses (a) – (c), the “Deferred Dividends,” and such waiver, the “Dividend Waiver”), and (ii) Investor’s entry into an Amended and Restated Stockholders Agreement, in the form attached hereto as Annex A (the “A&R Stockholders Agreement”), the Issuer hereby agrees to issue to Investor, and Investor hereby grants the Dividend Waiver and agrees to subscribe for and purchase, 4,419,098 Preferred Shares (as defined below) (the “Acquired Shares” and such subscription and issuance, the “Subscription”).
3.Issuer Representations and Warranties. The Issuer represents and warrants that it has authorized the sale and issuance of shares of (i) Series B Convertible Preferred Stock, par value $0.001 per share, of the Issuer (the “Preferred Shares”) and (ii) common stock, par value $0.001 per share, of the Issuer (the “Common Stock”) into which such Preferred Shares are convertible (the “Underlying Shares”), in each case, in accordance with and subject to the terms of the Certificate of Designations of the Preferred Shares dated as of March 10, 2021 (as amended, the “Certificate of Designations”). The board of directors of the Issuer has adopted and approved resolutions intending to exempt any acquisitions or dispositions of Preferred Shares and Underlying Shares in connection with this Agreement or pursuant to the terms of the Certificate of Designations by the Investor from short-swing liability pursuant to Rule 16b-3 under the Exchange Act.
4.Investor Representations and Warranties.
A.Investor has the requisite power and authority to: (a) execute and deliver this Agreement and each other agreement contemplated hereby; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby. The execution and delivery of this Agreement and each other agreement contemplated hereby by the Investor, the performance by the Investor of its covenants and obligations hereunder and thereunder and the consummation of the transactions contemplated by this Agreement and each other agreement contemplated hereby have been duly authorized by all necessary action on the part of the Investor and no additional action on the part of the Investor is necessary. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Issuer, constitute legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
B.Investor represents and warrants that, as of the date hereof, it (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Investor is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.
C.Investor understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Investor understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Investor absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Investor understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Investor may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.
D.Investor understands that the Acquired Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Issuer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Acquired Shares.
E.Investor understands and agrees that Investor is purchasing the Acquired Shares directly from the Issuer. Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to Investor by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement.
F.In making its decision to subscribe for and purchase the Acquired Shares, Investor represents that it has relied solely upon its own independent investigation. Investor acknowledges and agrees that Investor has received such information as Investor deems necessary in order to make an investment decision with respect to the Acquired Shares. Investor represents and agrees that Investor and Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Investor has sought such accounting, legal and tax advice as Investor has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), Investor represents and acknowledges that Investor has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Investor and that Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Acquired Shares.
5.Registration Rights. The Acquired Shares and the Underlying Shares shall be considered Registrable Securities, as such term is defined in that certain Registration Rights Agreement by and among the Issuer and the purchasers named therein, dated as of March 10, 2021 (the “Registration Rights Agreement”), and the Investor shall have such registration and other rights with respect to the Acquired Shares and the Underlying Shares as are provided to a Holder under the Registration Rights Agreement. The Issuer hereby agrees to use its reasonable best efforts to register the resale of the Acquired Shares and any Underlying Shares within 6 months of the date hereof in accordance with the provisions of the Registration Rights Agreement.
6.Closing and Delivery of the Acquired Shares.
A.Conditions to the Obligations of the Parties.
(I)Conditions to the Issuer’s Obligations. The Issuer’s obligation to issue and sell the Acquired Shares to the Investor shall be subject to the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing, in each case, as contained in this Agreement.
(II)Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Acquired Shares will be subject to (i) the delivery by the Issuer of the Acquired Shares in accordance with the provisions of this Agreement and (ii) the accuracy of the representations and warranties made by the Issuer and the fulfillment of those undertakings of the Issuer to be fulfilled prior to the Closing, in each case as contained in this Agreement.
B.Closing.
(I)The completion of the purchase and sale of the Acquired Shares (the “Closing”) shall occur, unless otherwise agreed upon by the Issuer, at Vinson & Elkins L.L.P., Texas Tower, 845 Texas Avenue, Suite 4700, Houston, Texas 77002 on the date hereof.
(II)At the Closing, the Issuer shall cause to be delivered to the Investor in book-entry form the Acquired Shares registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor.
(III)Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares, shall be stamped or otherwise imprinted with a legend as set forth in the A&R Stockholders Agreement.
(IV)At the Closing, the parties hereto shall execute and deliver the A&R Stockholders Agreement and such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Agreement.

7.Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Issuer and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Acquired Shares and the payment therefor.
8.Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(I)if to the Issuer, to:
comScore, Inc.
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
Attention: Ashley Wright
Email:
With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
Texas Tower
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Scott Rubinsky
Email:
(II)if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Issuer in writing.
9.Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Issuer and the Investor.
10.Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.
11.Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

12.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. Except as set forth below, no proceeding may be commenced, prosecuted or continued in any court other than the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, which courts shall have jurisdiction over the adjudication of such matters, and the parties hereby consent to the jurisdiction of such courts and personal service with respect thereto. All parties hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. All parties agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon each party and may be enforced in any other courts in the jurisdiction of which a party is or may be subject, by suit upon such judgment.
13.Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.
14.Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
[Remainder of Page Left Blank Intentionally. Signature Page Follows.]

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.
Dated as of: July 24, 2024

PINE INVESTOR LLC

By: /s/ Jacob B. Hansen
Print Name: Jacob B. Hansen
Title: Managing Director
Address: c/o Cerberus Capital Management, LP
875 3rd Ave., 14th Floor. New York, NY 10022
E-mail:
Phone:

Agreed and Accepted
this 24th day of July 2024:

COMSCORE, INC.

By:	/s/ Mary Margaret Curry
Name:	Mary Margaret Curry
Title:	Chief Financial Officer and Treasurer

EXHIBIT A
COMSCORE, INC.
INVESTOR QUESTIONNAIRE
[Intentionally Omitted]